UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                            Filed by a Party other then the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

QC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2006

Dear Fellow Stockholder:

You are invited to attend the annual meeting of stockholders of QC Holdings, Inc. The meeting will be held at 10:00 a.m., local time, on Wednesday, June 7, 2006, at the Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas 66210. At the annual meeting you will be asked to elect seven members to the company’s board of directors. We will also be discussing our results for the past year and answering your questions.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Please mark, sign and date your proxy card today and return it in the envelope provided. Many of you can also vote by telephone or via the Internet as described on the proxy card.

Thank you for your support of QC Holdings and your involvement in this important process.

Sincerely,

Don Early

Chairman and Chief Executive Officer

QC HOLDINGS, INC.

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 7, 2006

TO THE STOCKHOLDERS OF QC HOLDINGS, INC.

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of QC Holdings, Inc. will be held at the Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas 66210 at 10:00 a.m., local time, on Wednesday, June 7, 2006, for the following purposes:

1.	To elect seven directors, each for a term of one year and until their successors are elected and qualified; and

2.	To transact any other business properly introduced at the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on April 18, 2006, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. On April 18, 2006, the record date for the annual meeting, there were 20,378,925 shares of common stock outstanding. Each outstanding share is entitled to one vote.

The board of directors of the company encourages you to mark, sign and date your proxy card and return it today in the enclosed postage prepaid envelope, or vote by telephone or via the Internet (as described on the proxy card), whether or not you intend to be present at the annual meeting.

By Order of the Board of Directors

Mary Lou Andersen

Secretary

Overland Park, Kansas

April 27, 2006

QC HOLDINGS, INC.

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 7, 2006

SOLICITATION AND REVOCABILITY OF PROXIES

This proxy statement and the enclosed proxy card are furnished to the stockholders of QC Holdings, Inc., a Kansas corporation, in connection with the solicitation of proxies by the company for use at the company’s annual meeting of stockholders, and any adjournments or postponements thereof, to be held at the Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas at 10:00 a.m., local time, on Wednesday, June 7, 2006. The mailing of this proxy statement, the proxy card, the notice of annual meeting and the accompanying 2005 annual report to stockholders is expected to begin on April 27, 2006. All costs of solicitation will be borne by the company.

You are requested to vote your shares by following the instructions on the proxy card for voting by telephone or via the Internet or by completing, signing, dating and returning the proxy promptly in the enclosed postage prepaid envelope. Your proxy may be revoked by written notice of revocation delivered to the secretary of the company, by executing and delivering a later dated proxy or by voting in person at the annual meeting. Attendance at the annual meeting will not constitute a revocation of your proxy unless you vote in person at the annual meeting or deliver an executed and later dated proxy. Proxies duly executed and received in time for the annual meeting will be voted in accordance with the stockholders’ instructions. If no instructions are given, proxies will be voted as follows:

1.	to elect Don Early, Mary Lou Andersen, Richard B. Chalker, Gerald F. Lamberti, Francis P. Lemery, Mary V. Powell and Kevin A. Richardson II as directors to serve for one year terms until the 2007 annual meeting of stockholders and until their respective successors are duly elected and qualified; and

2.	in the discretion of the proxy holder as to any other matter properly coming before the annual meeting.

OUTSTANDING VOTING SECURITIES OF THE COMPANY

Only the record holders of shares of common stock as of the close of business on April 18, 2006, are entitled to vote on the matters to be presented at the annual meeting, either in person or by proxy. At the close of business on April 18, 2006, there were outstanding and entitled to vote a total of 20,378,925 shares of common stock, constituting all the outstanding voting securities of the company.

The presence at the annual meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock as of the record date is necessary to constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum at the annual meeting. Each share of common stock is entitled to one vote for each director to be elected and for each other matter properly brought to a vote of the stockholders at the annual meeting. A plurality of the votes cast at the annual meeting is required to elect the directors.

ELECTION OF DIRECTORS

At the annual meeting, the stockholders will elect seven directors to hold office for one year terms until the company’s 2007 annual meeting of stockholders and until their successors are duly elected and qualified. It is intended that the names of the nominees listed below will be placed in nomination at the annual meeting to serve as directors and that the persons named in the proxy will vote for their election. All nominees listed below are currently members of the board of directors. Mr. Richardson was elected to the board effective April 18, 2006, expanding the company’s board to seven directors. Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unavailable to serve as a director for any reason, the shares represented by the proxies will be voted for the person, if any, designated by the board of directors. The board of directors has no reason to believe that any nominee will be unavailable to serve.

The nominees for director of the company, as well as certain information about them, are as follows:

Name	Age	Position
Don Early	63	Chairman, Chief Executive Officer and Director
Mary Lou Andersen	61	Vice Chairman, Secretary and Director
Richard B. Chalker	65	Director
Gerald F. Lamberti	77	Director
Francis P. Lemery	66	Director
Mary V. Powell	75	Director
Kevin A. Richardson II	37	Director

Don Early has served as chairman of the board of directors and chief executive officer of the company since May 2004. Mr. Early founded the company in 1984 and has served as a director since then. He served as president and chief executive officer from 1984 until May 2004. Mr. Early is married to Ms. Andersen. Mr. Early holds a degree in business administration from the University of Missouri.

Mary Lou Andersen has served as vice chairman of the board of directors since May 2004. She has been employed by the company in a variety of executive positions since 1988, including vice president and chief operating officer until May 2004. Ms. Andersen became a director of the company in 1997. Ms. Andersen is married to Mr. Early and is the mother of Darrin Andersen, the president and chief operating officer of the company.

Richard B. Chalker joined the company’s board of directors in July 2004 immediately following the company’s initial public offering. Mr. Chalker currently serves as a director of PBI/Gordon Corporation, an employee-owned manufacturer of pesticides and professional turf and agricultural products, and Decorize, Inc., a manufacturer of home furnishings and accessories listed on the American Stock Exchange. Mr. Chalker retired in 2004 as Division Vice President, Tax and Customs, of Hallmark Cards after eight years of service. Mr. Chalker also spent 32 years at Ernst & Young LLP, including 19 years as a partner specializing in taxation. He holds a degree in industrial administration from Yale University and a law degree from DePaul University.

Gerald F. Lamberti joined the company’s board of directors in July 2004 immediately following the company’s initial public offering. Mr. Lamberti retired from the Federal Deposit Insurance Corporation (FDIC) in 1998, where he was an attorney for over 25 years, including the last 13 years as Regional Counsel, Kansas City Region, FDIC. Prior to joining the FDIC, Mr. Lamberti was Deputy General Counsel of the United States Catholic Conference in Washington, D.C. He holds a degree in accounting from St. John’s University School of Commerce and a law degree from St. John’s University Law School. Mr. Lamberti served three years in the U.S. Air Force in the Korean War, in which he received the Distinguished Flying Cross.

Francis P. Lemery joined the company’s board of directors in July 2004 immediately following the company’s initial public offering. Mr. Lemery retired in 1999 as Senior Vice President and Actuary of Kansas City Life Insurance Company, a Nasdaq Capital Market company. He served on the board of directors of Kansas City Life from 1985 to 1999. Mr. Lemery has been a Fellow of the Society of Actuaries since 1968, and a member of the American Academy of Actuaries since 1969. He holds a degree in business administration and a masters degree in actuarial science from the University of Michigan.

Mary V. Powell joined the company’s board of directors in July 2004 immediately following the company’s initial public offering. Ms. Powell has been a partner in Johnson-Powell Accounting Services for more than 25 years, where she provides accounting, auditing and tax preparation services primarily to privately-owned businesses. Ms. Powell has been engaged in providing accounting, auditing and tax preparation services to individuals and private businesses since 1968.

Kevin A. Richardson II joined the company’s board of directors effective April 18, 2006. Mr. Richardson is a founding member of the investment firms Prides Capital LLC and Prides Capital Partners, LLC. Mr. Richardson is a managing member of the sole general partner of Prides Capital Fund I, LP, which, as of April 18, 2006, owned approximately 12% of the issued and outstanding common stock of the company. Prior to forming Prides Capital in January 2004, Mr. Richardson was a partner for nearly five years at Blum Capital Partners and served as an investment management professional for 12 years prior to that. Mr. Richardson has a B.S. from Babson College and an M.B.A. from Kenan-Flagler Business School at the University of North Carolina. Mr. Richardson is also a member of the board of directors of HealthTronics, Inc., a Nasdaq National Market company.

The Board of Directors recommends a vote FOR

the election of the nominees for director named above.

OTHER BOARD INFORMATION

Board and Committee Meetings

During 2005, the board of directors met six times. The board of directors has established an executive committee, an audit committee and a compensation committee. The independent members of the board of directors oversee the company’s procedures regarding nominations and corporate governance. In 2005, each director attended more than 75% of the meetings of the board of directors and of the board committees on which he or she served. All of the directors attended the 2005 annual meeting of stockholders, other than Mr. Lamberti, and the company anticipates that all directors will attend the 2006 annual meeting of stockholders, other than Mr. Richardson, who will be attending the stockholders meeting of another company on whose board he serves.

The following table provides membership and meeting information for each of the board committees:

	Executive Committee		Audit Committee		Compensation Committee
Don Early	x	(1)
Mary Lou Andersen
Richard B. Chalker			x	(1),(2)	x
Gerald F. Lamberti					x
Francis P. Lemery	x		x	(2)	x	(1)
Mary V. Powell	x		x	(2)	x
Kevin A. Richardson II
# of Meetings in 2005	1		8		4

(1)	Committee chairman
(2)	Audit committee financial expert

Director Compensation

In 2005, each non-employee director received $25,000 for his or her service to the company. It is the current policy of the board of directors to grant each non-employee director an option to purchase 7,500 shares of common stock upon joining the board, and 10,000 shares of common stock on an annual basis in consideration of his or her continued service on the board. In accordance with this policy, on April 18, 2006, Mr. Richardson received an option to purchase 7,500 shares of common stock at $14.03 per share, the closing price for common stock on the Nasdaq National Market on that date, and on January 3, 2006, each of the other non-employee directors received an option to purchase 10,000 shares of common stock at $11.68 per share, the closing price for the common stock on the Nasdaq National Market on that date. All options granted to the non-employee directors were fully vested on the date of grant.

The company’s non-employee directors currently receive the following fees for board and committee participation:

Initial stock option grant	7,500	shares
Annual stock option grant	10,000	shares
Annual retainer	$25,000
Board meeting fee	1,000
Executive Committee meeting fee	750
Audit Committee
Annual retainer, chairman	6,000
Annual retainer, member	3,000
Committee meeting fee	750
Compensation Committee
Annual retainer, chairman	3,000
Annual retainer, member	2,000
Committee meeting fee	750

Following the company’s initial public offering in July 2004, the company ceased compensating its employee directors for their service on the board other than reimbursement provided to all directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings.

The following is a description of each committee of the board of directors. The board has determined that all of the members of the audit committee and the compensation committee, and each of the members of the executive committee, other than Mr. Early, are “independent directors” as defined in Nasdaq Rule 4200(a)(15), and that each of those directors was independent throughout 2005.

Executive Committee

The executive committee was formed in December 2004 to act on behalf of the board of directors between the regularly scheduled and special meetings of the full board. The executive committee has the power and authority to act on all matters that can be brought before the full board of directors other than certain actions that are reserved to the board in the company’s bylaws.

Audit Committee

The audit committee of the board of directors is responsible for overseeing management’s financial reporting practices and internal controls. The audit committee acts under a written charter that was adopted by the board of directors on June 15, 2004. A copy of the audit committee’s charter can be found on the company’s corporate website, www.qcholdings.com, by selecting “Corporate Governance” under the heading “Investor Relations.” The board of directors has determined that each member of the audit committee is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (SEC). The audit committee was established in accordance with all applicable rules of the SEC.

Audit and Other Service Fees

Grant Thornton LLP has audited the financial statements of the company for 2005 and 2004, and the audit committee has reappointed Grant Thornton LLP as independent registered public accounting firm for 2006. A representative of Grant Thornton LLP will be present at the annual meeting with the opportunity to make a statement if he or she desires and will be available to respond to questions.

The following table sets forth the aggregate fees billed to the company for fiscal years ended December 31, 2005, and 2004 by the company’s principal accounting firm, Grant Thornton LLP:

	2005	2004
Audit fees(1)	$325,320	$455,856
Audit-related fees(2)	8,400	8,400
Tax fees(3)	122,088	118,194
All other fees(4)	—	—

Total	$455,808	$582,450

(1)	Includes services rendered for the audit of the company’s annual financial statements, attestation work required by Section 404 of the Sarbanes-Oxley Act of 2002 in order to issue an opinion on management’s assessment of the effectiveness of internal controls over financial reporting, work on SEC registration statements, filings and consents, and review of financial statements included in quarterly reports on Form 10-Q. In 2004, includes $240,404 for services rendered in connection with the company’s initial public offering and filing of a Registration Statement on Form S-1.
(2)	Includes services rendered for the audit of certain of the company’s employee benefit plans.
(3)	Includes tax return preparation and other tax consulting.
(4)	Consists of services other than the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

The audit committee has considered whether the provision of non-audit services is compatible with maintaining Grant Thornton’s independence. Additionally, the audit committee approved all non-audit and tax services performed by Grant Thornton LLP in 2005 in accordance with the pre-approval policy of the audit committee described below.

In August 2004, the audit committee adopted a pre-approval policy under which audit, non-audit and tax services to be rendered by the company’s independent public accountants are pre-approved by the audit committee. Pursuant to this policy, the audit committee pre-approves audit, non-audit and tax services to be provided by the independent registered public accounting firm, at specified dollar levels, which dollar levels are reviewed by the committee periodically, and no less often than annually. Any proposed services exceeding the pre-approved fee level or budgeted amount requires specific pre-approval by the audit committee. Additionally, the audit committee may provide explicit prior approval of specific engagements not within the scope of a previous pre-approval resolution. The pre-approval policy also specifies certain services (consistent with the SEC rules and regulations) that may not be provided by the company’s independent registered public accounting firm in any circumstance.

The fee for attestation work provided by Grant Thorton in 2005 in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, which amount is included in audit fees, exceeded the pre-approval limits adopted by the audit committee. The audit committee subsequently approved the increased audit fee.

Audit Committee Report

In connection with the consolidated financial statements for the fiscal year ended December 31, 2005, the audit committee has:

•	reviewed and discussed the audited financial statements with management and with representatives of Grant Thornton LLP, independent registered public accounting firm;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement On Auditing Standards No. 61 (Communications with Audit Committees); and

•	received from the independent registered public accounting firm the written disclosures and letter regarding Grant Thornton LLP’s independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed the independence of Grant Thornton LLP with representatives of the independent registered public accounting firm.

Based on these actions, the audit committee recommended to the board of directors that the company’s audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Richard B. Chalker, Chairman

Francis P. Lemery

Mary V. Powell

Audit Committee of the Board of Directors

Compensation Committee

The compensation committee is responsible for overseeing and evaluating the compensation of the executive officers, including the chief executive officer, of the company and its subsidiaries, and their performance relative to compensation, in order to assure that they are compensated in a manner consistent with the stated compensation strategy of the company, internal equity considerations, competitive practices and the requirements of applicable regulatory bodies. In addition, the committee evaluates and makes recommendations regarding the compensation of non-employee directors, including their compensation for service on board committees and the terms of any stock compensation awards.

The compensation committee periodically evaluates the company’s annual and long-term incentive plans, equity-related plans and certain employee benefit programs. The compensation committee administers the company’s 2004 equity incentive plan. Under the plan, the compensation committee may award stock options, stock appreciation rights, restricted stock awards, performance share awards, cash bonuses or other incentive awards permitted by the plan. Historically, the committee has granted only stock option awards under the 2004 plan, and has determined (i) the times when options will be granted, (ii) the number of shares of common stock of the company subject to each option granted to the non-employee directors, officers and other employees of the company, and (iii) the option exercise price for each option granted under the plan. In January 2006, the compensation committee awarded shares of restricted stock to certain employees of the company who are not executive officers. The compensation committee exercises all other rights granted to the committee or the board of directors under the company’s equity incentive plan. The compensation committee’s report is found later in this proxy statement under the heading “Executive Compensation—Compensation Committee Report.”

Nominating Procedures

On June 15, 2004, the company adopted procedures regarding nominations and corporate governance. The policy can be found on the company’s website, www.qcholdings.com, by selecting “Corporate Governance” under the heading “Investor Relations.” Directors of the company meeting the independence standards set forth in Nasdaq Rule 4200(a)(15) are charged with enforcement of the policy.

The independent directors evaluate and select nominees to the board based on their ability to fulfill the duties of care and loyalty to the company’s stockholders. To be considered for nomination to the board of directors, an individual should:

•	Be of the highest character and integrity and have an inquiring mind, the willingness to ask hard questions and the ability to work with others;

•	Be free of any conflict of interest that would violate applicable laws or regulations or otherwise interfere with the individual’s ability to perform properly his or her duties as a director;

•	Be willing to devote sufficient time to the company’s affairs and diligently fulfill his responsibilities as a director;

•	Have substantial experience in the one or more areas of business, education or government service that will provide value to the overall board of directors; and

•	Have the capacity and desire to represent the best interests of the stockholders as a whole.

The seven nominees for election at the 2006 annual meeting of stockholders were nominated pursuant to these nominating procedures. All nominees are already serving as directors of the company.

Mr. Richardson was elected to the board effective April 18, 2006, expanding the company’s board to seven directors. Mr. Richardson is a managing member of the sole general partner of Prides Capital Fund I, LP, which acquired 500,000 additional shares of common stock of the company on April 18, 2006, bringing its ownership position in the company to 2,547,607 shares, or approximately 12% of the issued and outstanding common stock of the company. Mr. Richardson was elected to the board of directors at his request in order to facilitate an investment in the company by Prides in excess of its approximately 10% ownership level held by Prides as of December 31, 2005. Mr. Richardson was nominated for reelection by the independent directors of the board. Mr. Richardson has not presently been appointed to any committees of the board. Although Mr. Richardson is deemed to be a 10% owner of common stock of the company, the company considers Mr. Richardson to be an “independent director” under the Nasdaq National Market rules.

The board of directors will consider nominees recommended by stockholders for the 2007 annual meeting of stockholders, provided that the name of each nominee is submitted in writing, no later than January 3, 2007, to the corporate secretary or the nominating committee, QC Holdings, Inc., 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210. Each submission must include a statement of the qualifications of the nominee, the consent of the nominee evidencing a willingness to serve as a director, if elected, and a commitment by the nominee to meet personally with the board of directors. Additional submission requirements are contained in the company’s bylaws, a copy of which may be obtained from the company’s secretary at the address shown above.

Other than the submission requirements set forth above, there are no differences in the way the non-employee directors evaluate their own nominees for director and the way they evaluate a nominee recommended by a stockholder.

EXECUTIVE OFFICERS

Officers are elected on an annual basis by the board of directors and serve at the discretion of the board. Certain biographical information about the executive officers of the company follows:

Name	Age	Position
Don Early*	63	Chairman, Chief Executive Officer and Director
Mary Lou Andersen*	61	Vice Chairman, Secretary and Director
Darrin J. Andersen	37	President and Chief Operating Officer
Douglas E. Nickerson	40	Chief Financial Officer
Robert L. Albin	65	Senior Vice President
R. Michael Peck	62	Senior Vice President of Administration
David M. Kasuda	60	Senior Vice President of Development
Michael O. Walrod	38	Vice President of Operations, Western U.S.
Wayne S. Wood	43	Vice President of Operations, Eastern U.S.

*	Information is provided under the heading “Election of Directors” above for Don Early and Mary Lou Andersen. Information relating to the company’s other executive officers with respect to their principal occupations and positions during the past five years is as follows:

Darrin J. Andersen has served as the company’s president and chief operating officer since May 2004. Mr. Andersen joined the company in February 1998 and served as chief financial officer from December 1999 until April 2004. Prior to joining the company, Mr. Andersen worked in the accounting department of Newell Rubbermaid, a manufacturing company listed on the New York Stock Exchange, and in the audit group of Deloitte & Touche. Mr. Andersen is the president of the Community Financial Services Association of America. Mr. Andersen is the son of Mary Lou Andersen. Mr. Andersen holds a degree in accounting from the University of Kansas, and earned a certified public accountant certificate in 1992.

Douglas E. Nickerson joined the company as chief financial officer in April 2004. Prior to joining the company, Mr. Nickerson served for eight years in various management positions with Stilwell Financial Inc., now known as Janus Capital Group, Inc., a New York Stock Exchange provider of diversified financial services. From 2001 to 2003, Mr. Nickerson served as vice president—controller and treasurer of Stilwell, and from 1999 to 2001 served as vice president—controller. Mr. Nickerson holds a degree in accounting from Kansas State University and a law degree from the University of Missouri—Kansas City. He is a certified public accountant.

Robert L. Albin joined the company as senior vice president in February 2003, after serving as a consultant to the company for approximately six months. Prior to that, Mr. Albin served three years with Western Union North America, a financial services company, as Executive Vice President and Chief Operating Officer. Mr. Albin was formerly president of First Data Payment Services, a division of First Data Corp, a New York Stock Exchange financial services company. Mr. Albin also served as president-domestic retail services for First Data Corp, overseeing the American Express money order and money gram worldwide money wiring services. Mr. Albin holds a degree in history and political science from Missouri Valley College.

R. Michael Peck has served as senior vice president of administration since January 1, 2006. From December 2004 to December 2005, Mr. Peck served as senior vice president, western U.S. and served as regional vice president, western U.S., from January 2000 to December 2004. Prior to joining the company, Mr. Peck spent 24 years with House of Lloyd’s, a direct marketing consumer products company, as an operations manager and vice president of sales. Mr. Peck holds degrees in biology and administration and a masters degree in education from the University of Missouri.

David M. Kusuda has served as senior vice president of development since January 1, 2006. From December 2004 to December 2005, Mr. Kusuda served as senior vice president, eastern U.S. and served as regional vice president, eastern U.S., from December 2001 to December 2004. Prior to joining the company,

Mr. Kusuda spent seven years with First Data Corp, in its Western Union division as senior vice president, agent network management. Before joining First Data Corp he served for three years as national sales manager of Innovative Services of America. Mr. Kusuda also spent 14 years with Citicorp, where he held various sales and marketing positions. Mr. Kusuda holds a degree in business administration from Regis University.

Michael O. Walrod has been with the company for over 13 years. He has served as vice president of operations, western U.S. since January 1, 2006. Mr. Walrod served as vice president of operations from December 2004 to December 2005. Mr. Walrod began his career working in the company’s branch locations and has served in various roles, including positions as regional director, regional manager, director of development and several other field-related roles. Mr. Walrod holds a degree in business administration from the University of Kansas.

Wayne S. Wood has served as vice president of operations, eastern U.S. since January 1, 2006. Prior to then, Mr. Wood served as regional director, eastern U.S. since August 2003. Mr. Wood joined the company in June 2002 as regional manager for the state of Virginia. Prior to joining the company, Mr. Wood spent four years as a division manager with Advance America Cash Advance Centers, a New York Stock Exchange-listed payday loan company, and in various retail management positions, including 15 years as director of operations with a large national video retailer. Mr. Wood holds a degree in administration of justice from Tidewater Community College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of common stock for (i) each director and nominee for election as a director of the company; (ii) each named executive officer, (iii) all directors and executive officers as a group, and (iv) each person known to the company to be the beneficial owner of more than 5% of the outstanding shares. Except as noted below, beneficial ownership for directors and officers is shown as of April 18, 2006, and beneficial ownership for other 5% or greater stockholders is shown as of December 31, 2005. Except as otherwise indicated, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding(1)
Named Executive Officers and Directors(2)
Don Early	8,070,000	35.8%
Mary Lou Andersen(3)	844,000	3.7
Richard B. Chalker(4)	30,500	*
Gerald F. Lamberti(4)	28,100	*
Francis P. Lemery(4)	32,000	*
Mary V. Powell(4)	30,500	*
Kevin A. Richardson II(5)	2,547,607	11.3
Darrin J. Andersen(6)	574,000	2.5
Douglas E. Nickerson(7)	112,500	*
David M. Kusuda(8)	137,500	*
All directors and executive officers as a group (14 persons)(9)	13,062,407	58.0

5% Stockholders(10)
Gregory L. Smith(11) 1207 Parrilla De Avila Tampa, Florida 33613	3,228,024	14.3
Gilder, Gagnon Howe & Co. LLC(12) 1775 Broadway, 26th Floor New York, New York 10019	1,440,516	7.1

*	Less than one percent
(1)	Computed for each officer and director, and for Gregory L. Smith, as of April 18, 2006, on the basis of shares of common stock outstanding plus the options currently exercisable or exercisable in the next 60 days, and computed for the other 5% stockholder on the basis of the shares outstanding as of December 31, 2005.
(2)	The address of all of the named individuals is c/o QC Holdings, Inc., 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210.
(3)	Includes 125,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(4)	Includes 27,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(5)	Mr. Richardson, as a managing member of the sole general partner of Prides Capital Fund I, LP, has shared voting and investment control over the 2,547,607 shares common stock of the company owned by Prides.
(6)	Includes 250,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(7)	Includes 107,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.

(8)	Includes 137,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(9)	Includes an aggregate of 1,359,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(10)	Excludes 5% stockholders listed above as executive officers or directors.
(11)	Includes 17,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date. Includes 99,500 shares held in irrevocable trusts for the benefit of Mr. Smith’s grandchildren, for which Mr. Smith serves as a co-trustee. Excludes shares held in irrevocable trusts for the benefit of Mr. Smith’s children, over which Mr. Smith has no voting or investment power.
(12)	Beneficial ownership of common stock is based solely on Schedule 13G filings with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

The company is required to identify any director, officer or 10% or greater beneficial owner of common stock who failed to file timely a report with the SEC required under Section 16(a) of the Securities Exchange Act of 1934 relating to ownership and changes in ownership of the company’s common stock. The required reports consist of initial statements on Form 3, statements of changes on Form 4 and annual statements on Form 5. Based solely upon a review of reports filed under Section 16(a) of the Exchange Act and certain written representations of directors and officers of the company, the company is not aware of any director, officer or 10% or greater beneficial owner of common stock who failed to file on a timely basis any report required by Section 16(a) of the Exchange Act for calendar year 2005.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and other compensation paid in 2005, 2004 and 2003 to the company’s chief executive officer and the company’s four most highly compensated executive officers whose annual total salary and bonus in 2005 exceeded $100,000 (the “named executive officers”).

		Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Securities Underlying Options (#)(1)	All Other Compensation(2)
Don Early Chairman and CEO	2005	$500,000	$320,000	$2,006	(3)	150,000	$8,500
	2004	354,200	320,000	15,679		—	6,500
	2003	150,000	200,844	66,209		—	1,763

Mary Lou Andersen Vice Chairman and Secretary	2005	400,000	162,000	23,253	(4)	125,000	11,240
	2004	283,300	167,600	15,250		125,000	6,500
	2003	118,500	92,000	51,942		—	1,348

Darrin J. Andersen President and COO	2005	300,000	155,000	20,496	(5)	125,000	6,825
	2004	238,500	211,100	4,908		150,000	6,507
	2003	127,500	130,000	4,150		—	2,051

Douglas E. Nickerson(6) Chief Financial Officer	2005	225,000	103,000	11,571	(5)	37,500	6,950
	2004	106,667	91,500	7,669		107,500	2,295
	2003	—	—	—		—	—

David M. Kusuda	2005	165,000	43,000	—		20,000	6,540
Senior Vice President of Development	2004	152,900	58,600	—		37,500	3,946
	2003	137,500	28,000	—		—	2,381

(1)	Options were granted to the named executive officers on January 6, 2006, with respect to the year ended December 31, 2005.
(2)	Consists of the company’s contribution to the employee’s 401(k) plan.
(3)	Consists of directors’ fees of $7,000 in 2004 and $12,000 in 2003 paid while the company was privately-owned, and car expense of $2,006, $8,679 and $7,600, for 2005, 2004 and 2003, respectively, which for 2005 includes a gross-up payment for related taxes. For 2003, also includes the payment of personal expenses of $46,609 while the company was privately-owned.
(4)	Consists of directors’ fees of $7,000 in 2004 and $12,000 in 2003 paid while the company was privately-owned, and car expense of $23,253, $8,250 and $7,600, for 2005, 2004 and 2003, respectively, which for 2005 includes a gross-up payment for related taxes. For 2003, also includes the payment of personal expenses of $32,342 while the company was privately-owned.
(5)	Consists solely of car expense, which for 2005 includes a gross-up payment for related taxes.
(6)	Mr. Nickerson joined the company on April 15, 2004.

Stock Options

The following table sets forth information concerning stock option grants made to the named executive officers in the year ended December 31, 2005. Options were granted to the named executive officers on January 6, 2006, for the year ended December 31, 2005. The options granted to the named executive officers are for 10-year terms and were all granted at an option exercise price equal to the fair market value of the common stock on the date of grant. When granted, the options were scheduled to vest at the rate of 25% per year over four years beginning one year after the date of grant.

On May 9, 2005, the compensation committee approved accelerating the vesting of all then outstanding employee stock options that were subject to periodic vesting as of that date and that had an exercise price that exceeded the market price on May 9, 2005. As a result, all options granted to Ms. Andersen, Mr. Andersen, Mr. Nickerson and Mr. Kusuda prior to May 9, 2005, which options were originally scheduled to vest 25% over four years, became fully vested at the close of business on May 9, 2005.

Option Grants in the Year Ended December 31, 2005 (1)

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/sh)	Expiration Date	5%($)	10%($)
Don Early	150,000	23.9%	$11.92	1/5/2016	$1,124,464	$2,849,612
Mary Lou Andersen	125,000	19.9	11.92	1/5/2016	937,053	2,374,676
Darrin J. Andersen	125,000	19.9	11.92	1/5/2016	937,053	2,374,676
Douglas E. Nickerson	37,500	6.0	11.92	1/5/2016	281,116	712,403
David M. Kusuda	20,000	3.2	11.92	1/5/2016	149,928	379,948

(1)	Options were granted to the named executive officers on January 6, 2006, with respect to the year ended December 31, 2005.

The following table sets forth information concerning stock options exercised by the named executive officers during the year ended December 31, 2005, and the number of shares and the value of the options outstanding as of December 31, 2005, for each named executive officer. All information set forth below relates to the grant of stock options under the QC Holdings, Inc. 1999 Stock Option Plan or the 2004 Equity Incentive Plan.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End(1) (#)		Value of Unexercised In-the-Money Options at Fiscal Year End(2) ($)
			Exercisable	Unexercisable(3)	Exercisable	Unexercisable
Don Early	—	—	—	150,000	—	—
Mary Lou Andersen	—	—	125,000	125,000	—	—
Darrin J. Andersen	—	—	350,000	125,000	$1,906,000	—
Douglas E. Nickerson	—	—	107,500	37,500	—	—
David M. Kusuda	100,000	$1,312,000	137,500	20,000	908,000	—

(1)	Includes options granted on January 6, 2006, for the year ended December 31, 2005.
(2)	Based on the closing sales price of the common stock on the Nasdaq National Market of $11.53 per share on December 31, 2005, less the option exercise price.
(3)	Options were granted to the named executive officers on January 6, 2006, with respect to the year ended December 31, 2005. The options granted to the named executive officers are for 10-year terms, were all granted at an option exercise price equal to the fair market value of the common stock on the date of grant and vest at the rate of 25% per year over four years beginning one year after the date of grant.

Compensation Committee Report

The compensation committee of the board of directors was formed on June 15, 2004, and consists of four independent members of the board of directors. The compensation committee is responsible for approving the compensation of the chief executive officer and, in consultation with the chief executive officer, the compensation of the other executive officers of the company, and the non-employee members of the board of directors. See “Other Board Information—Compensation Committee” above for a further description of the functions of the compensation committee. The compensation committee also administers the company’s equity incentive plan, and as such, has approved all stock option grants and restricted stock awards to non-employee directors, officers and all other employees of the company under the plan.

In 2004, the compensation committee reviewed the company’s historic compensation practices as part of the transition from private-company compensation practices to more traditional compensation practices of publicly-traded companies. In setting base salary and awarding bonuses and stock option grants, 2004 represented the first step in the process of reviewing and formulating an overall compensation program for senior executives, including the chief executive officer. Base salaries for the chief executive officer, the vice chairman and the president were established immediately prior to the company’s initial public offering at levels closer to market, and those base salaries have remained unchanged since July 2004. The compensation committee intends to review base salaries for those executives again at the end of 2006 for calendar year 2007.

In 2005, the compensation committee intended to continue the transition to more traditional compensation practices of publicly-traded companies. That process was more difficult in 2005 than the compensation committee had anticipated because while the financial results of the company in 2005 were disappointing, management achieved certain other key strategic objectives set by the board for 2005. In determining appropriate bonuses and stock option grants for 2005, the compensation committee considered management success in opening 174 de novo stores in 2005, the substantially higher loan loss experience in 2005, only part of which was attributable to de novo stores, and the overall disappointing net income results for the year, due primarily to substantially higher loan loss experience, as well as impact of de novo growth strategy. The compensation committee also considered the compensation levels (base salaries, annual bonuses and equity-based awards) for executive officers at other comparable industry and Kansas City companies.

Bonus and option levels for 2004 were intended to be the first step in a trend for the more senior executives (including the chief executive officer and the vice chairman) to receive higher levels of compensation if financial targets and strategic objectives for the year were attained. The view of the compensation committee is that bonuses should be tied primarily to annual performance, while option grants should provide a longer-term incentive to management. It was difficult, however, to pay higher bonuses in 2005 than were approved in 2004 in light of disappointing net income and earnings per share results for the company in 2005. But, the compensation committee believed that senior management should not be punished by lower bonuses than were awarded in 2004 because losses were, in large part, attributable to management’s implementation of the growth strategy in 2005. Accordingly, bonuses and stock option awards for executive officers for 2005 were generally equal to the 2004 levels. The chief executive officer received the same bonus for 2005 as he received for 2004. In 2004, the compensation committee did not grant stock options to the chief executive officer, based in part on discussions with and a recommendation by Mr. Early. In January 2006, the compensation committee awarded Mr. Early 150,000 stock options for 2005 after considering the factors discussed above.

Francis P. Lemery, Chairman

Richard B. Chalker

Gerald F. Lamberti

Mary V. Powell

Compensation Committee of the Board of Directors

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the company’s board of directors or compensation committee and the board of directors or compensation committee of any other company.

Performance Graph

The following graph shows the total stockholder return of an investment of $100 in cash for (i) the company’s common stock, (ii) the Nasdaq U.S. Index, and (iii) the company’s peer group from the date of the company’s initial public offering of common stock through the end of the last fiscal year (July 16, 2004 through December 31, 2005). The Nasdaq U.S. Index and the peer group results are calculated by Standard & Poor’s Institutional Market Services.

The graph assumes that $100.00 was invested in the company’s common stock on July 16, 2004, at the price of $14.00 per share, the initial public offering price. The closing sales prices were used for each index on July 16, 2004. All values assume reinvestment of the full amount of any dividends. No cash dividends have been declared on the company’s common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

Performance Graph

The company’s peer group consists of Ace Cash Express, Inc., Advance America Cash Advance Centers, Inc., Cash America International, Inc., Dollar Financial Corp., EZCorp Inc., and First Cash Financial Services Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 18, 2006, the company entered into a registration rights agreement with Mr. Early and Prides Capital Fund I, LP, a Delaware limited partnership (Prides). Prides, directly or through its affiliated funds, is the holder of 2,547,607 shares of common stock of the company. Mr. Richardson is a managing member of the sole general partner of Prides.

The registration rights agreement provides that, upon written request by Mr. Early, Prides, the estate of Mr. Early, any trust, testamentary or otherwise, that is funded in whole or in part with shares of common stock from Mr. Early or the estate of Mr. Early, or any affiliate of Mr. Early or Prides, or any assignee of Mr. Early or Prides (individually, a “holder”), who is at the time of the request, individually or as a group, a holder of at least 5% of the outstanding common stock of the company, the company will prepare and file with the SEC, as soon as practicable, a registration statement to enable the reoffer and resale by the requesting holders of the shares of common stock of the company on a delayed or continuous basis under Rule 415 of the Securities Act, and use its best efforts to cause the registration statement to become effective as soon as reasonably practicable after the filing of the registration statement. The company is required to keep the registration statement effective until the holder or holders have completed the distribution described in the registration statement relating thereto, but for no more than 120 days or such lesser period until all the registered securities are sold. The company has granted two demand registration rights under the agreement to each of Mr. Early and Prides.

The registration rights agreement also provides for certain “piggyback registration rights,” whereby any holder who did not initiate the registration request will have an opportunity to have their shares of common stock registered in conjunction with the initiating holders’ registration.

The company is obligated to pay customary registration expenses associated with the exercise of demand or piggyback registration rights by either Mr. Early or Prides or their permitted designees, other than underwriting fees and expenses, which will be the responsibility of the selling stockholders. The agreement includes certain other customary provisions for a registration rights agreement, including various obligations of the company to facilitate the filing and effectiveness of the demand registrations.

The company and Mr. Early were parties to a registration rights agreement dated as of June 22, 2004, which granted to the estate of Mr. Early certain registration rights for the common stock of the company held by the estate of Mr. Early and certain other persons. The company and the Mr. Early terminated the 2004 registration rights agreement as of April 18, 2006, without any material early termination penalties incurred by the company. The company continues to maintain $15 million of key man life insurance on Mr. Early, but has no obligation to use any life insurance proceeds to purchase any stock from Mr. Early’s estate.

The compensation committee approves the salary and bonus paid to Mike Waters, the company’s vice president of governmental affairs. Mr. Waters is the brother of Mary Lou Andersen and the uncle of Darrin J. Andersen. In 2005, the company paid Mr. Waters salary and bonus totaling in excess of $60,000. On January 6, 2006, the company awarded Mr. Waters 3,500 restricted shares of the company’s common stock at $11.92 per share, the closing price for common stock on the Nasdaq National Market on that date.

CORPORATE GOVERNANCE

The company maintains a corporate website, www.qcholdings.com. The following corporate policies of the company and its board of directors are available on the company’s website by selecting “Corporate Governance” under the heading “Investor Relations”:

•	Code of Ethics

•	Procedures Regarding Nominations and Corporate Governance

•	Charter of the Audit Committee

•	Charter of the Compensation Committee

The company’s Code of Ethics applies to all employees, officers and directors, and specifically the chief executive officer and the chief financial officer of the company.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Stockholders may communicate with the board generally or with a specific director at any time by writing to the company’s corporate secretary at 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210. The secretary will review all messages received and will forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the board.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the annual meeting of stockholders to be held in 2007 must be received by the secretary of the company, at QC Holdings, Inc., 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210, no later than January 3, 2007, to be eligible for inclusion in the company’s proxy statement and proxy related to that meeting. Additionally, if properly requested, a stockholder may submit a proposal for consideration at the 2007 annual meeting of stockholders, but not for inclusion in the company’s proxy statement. Under the company’s bylaws, for a stockholder to properly request that business be brought before an annual meeting of stockholders, the secretary of the company must receive the request from a stockholder of record entitled to vote at the meeting. Notice of matters proposed to be brought before the 2007 annual meeting of stockholders must be received on or before February 6, 2007. A copy of the company’s bylaws, which include additional conditions, may be obtained without charge from the secretary of the company at the address shown above.

ANNUAL REPORT

The 2005 annual report to stockholders of the company, which includes the company’s annual report on Form 10-K, is included with this proxy statement.

OTHER MATTERS

The board of directors is not aware of any other matters that will be presented for action at the annual meeting. If other matters properly come before the meeting, it is intended that the holders of the proxies hereby solicited will vote thereon in accordance with their best judgment.

Dated: April 27, 2006

QC HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 7, 2006

10:00 a.m.

Doubletree Hotel

10100 College Boulevard

Overland Park, Kansas 66210

QC Holdings, Inc.
9401 Indian Creek Parkway
Suite 1500
Overland Park, KS 66210	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 7, 2006.

The undersigned hereby appoints Don Early and Darrin Andersen, and each of them in the order named, proxies with full power of substitution to vote all shares of Common Stock of QC Holdings, Inc. of record in the name of the undersigned at the close of business on April 18, 2006, at the Annual Meeting of Stockholders of QC Holdings, Inc. to be held on June 7, 2006, or at any adjournment or adjournments, hereby revoking all former proxies.

(Continued and to be signed on reverse side)

(Fold and Detach Here)

MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID

ENVELOPE PROVIDED.

The Board of Directors Recommends a Vote FOR Item 1.

1. Election of Directors:	01 Don Early 02 Mary Lou Andersen 03 Richard B. Chalker 04 Gerald F. Lamberti	05 Francis P. Lemery 06 Mary V. Powell 07 Kevin A. Richardson II	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Transact any other business properly introduced at the meeting.

(PLEASE SEE REVERSE SIDE FOR PROPOSALS TO BE VOTED)

(Fold and Detach Here)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐ Indicate changes below:	Date ___________________________________

Signature(s) in Box
Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.